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                                                                EXHIBIT 21.1


                        Subsidiaries of the Registrant



Linographics Corporation, a New York corporation

Elements (UK) Limited, a United Kingdom corporation

Linographics (Delaware) Corporation, a Delaware corporation

Unidigital/Cardinal Corporation, a Delaware corporation